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                                                                   EXHIBIT 10.48

                         G&L REALTY PARTNERSHIP, L.P.

                  NON-NEGOTIABLE 8.5% NOTE DUE JULY 31, 2007

     FOR VALUE RECEIVED, the G&L REALTY PARTNERSHIP, L.P. (the "Company"), a limited partnership organized and existing under the laws of the State of Delaware, hereby promises to pay to PHP HEALTHCARE CORPORATION (the "Payee"), or permitted assigns, the principal sum of TWO MILLION DOLLARS ($2,000,000.00) on or before July 31, 2007 with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 8.5% per annum from the date hereof, payable quarterly, on the last day of January, April, July and October in each year, commencing with October 31, 1997 until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of principal or interest at 9.5% per annum.

     Payments of principal of and interest on this Note are to be made in lawful money of the United States of America at 11440 Commerce Park Drive, Reston, Virginia 22091 or at such other place in the continental United States as the Payee shall have designated by written notice to the Company.

     This Note is subject to prepayment at the option of the Company, in whole or from time to time in part, at any time at a price equal to the principal amount to be prepaid plus interest accrued and unpaid thereon, if any, without premium.

     If an Event of Default, as defined in the Lease Agreement, dated as of February 1, 1997, between GL/PHP, LLC (an affiliate of the Company), as landlord, and Pinnacle Health Enterprises, LLC (an affiliate of Payee whose obligations under such Lease Payee has guaranteed), as tenant, occurs and is continuing, the Company may offset against interest payments due hereunder and/or the principal hereof an amount equal to the amount of its direct loss as a result of such Event of Default.

     This Note is intended as part of a commercial transaction and is not negotiable. This Note may be assigned only with the prior written consent of the Company, which will not be unreasonably withheld but which may be conditioned on
(a) written recognition by the proposed transferee of the provisions of the preceding paragraph, and (b) delivery of evidence satisfactory to the Company that such transfer will not violate any federal or state securities laws.

     This Note shall be construed and enforced in accordance with the laws of the State of California, excluding choice of law principles of the law of such State that would require the applications of the laws of a jurisdiction other than such State.

                                       G&L REALTY PARTNERSHIP, L.P.

                                       By: G&L Realty Corp., general partner



                                       By /s/ Mark H. Hamermesh
                                          -------------------------------
                                              Name: Mark H. Hamermesh
                                              Title: Sr. Vice President